Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Second Quarter 2009 Financial Results,
2009 Deposit and Loan Growth of 10%,
Declares Quarterly Cash Dividend
NORTH ANDOVER, MA, — (MARKET WIRE) — July 23, 2009 — LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced second quarter 2009 net income available to common shareholders of $846,000, or $0.19 per diluted common share, as compared to net income of $943,000, or $0.21 per diluted common share, for the second quarter of 2008. Net income available to common shareholders for the six months ended June 30, 2009 totaled $1.7 million, or $0.36 per diluted common share, versus $1.9 million, or $0.41 per diluted common share, for the same period in 2008.
Total assets increased by $26.8 million or 3.5% from December 31, 2008 to $788.2 million as of June 30, 2009. The 2009 increase reflected local loan growth of $49.1 million from December 31, 2008. The corporate loan portfolio increased by $33.0 million in the first six months of 2009 while the retail loan portfolio increased by $16.1 million over the same period. This loan growth was offset by payments on collateralized mortgage obligations and mortgage-backed securities totaling $45.8 million and sales of investments of $8.3 million.
Deposits totaled $448.7 million as of June 30, 2009, an increase of $40.1 million from December 31, 2008. River Bank’s focus on attracting and retaining core deposits has produced favorable results in 2009. Savings accounts, NOW accounts and demand deposit accounts increased by $16.6 million, $1.0 million and $3.6 million, respectively, during the first six months of 2009. Certificates of deposit increased by $15.7 million since December 31, 2008. Especially encouraging is the $8.6 million in deposits after only five months of operation in the new Derry, New Hampshire branch. Total borrowed funds decreased during the first six months of 2009 by $15.3 million or 5.5% and totaled $261.2 million as of June 30, 2009.
President and CEO Gerald T. Mulligan stated, “Our continued success in generating locally-based loans and deposits is a testament to the community banking model whereby a quality customer experience brings opportunities to increase deposits and loans. In addition, I am pleased with our operating results especially when considering the burden of the special FDIC assessments which negatively impacted our results by $0.08 (pre-tax) for the year-to-date results.
“The difficult economy is increasing stress on our borrowers, and we have experienced an increase in total non-performing loans. Non-performing loans as a percentage of total loans represented 0.82% of total loans as of June 30, 2009. The coverage of the allowance to non-performing loans is a strong 155%. While delinquencies have increased during 2009, we are working with borrowers to modify their loans as needed. The strong credit culture of River Bank has, so far, resulted in low levels of actual or expected charge-offs on the problem loan resolutions.
“The Board of Directors and I are pleased with the progress of the new Derry, New Hampshire branch, and we have acquired a site for the relocation of our branch in Lawrence, Massachusetts. We hope to open the new Lawrence branch in the latter part of 2009. The new location will offer our Lawrence customers multiple drive-up lanes and 24-hour ATM capabilities, two services unavailable at the existing location.”
The largest factor in the decline in net income is the increase in FDIC deposit insurance premiums that included a special deposit assessment, which totaled $370,000 for the second quarter of 2009 as compared to $14,000 in the comparable quarter in 2008. Partially offsetting the impact of the increased deposit insurance premium were gains on sales of investments of $232,000 in the second quarter of 2009 as compared to none in the second quarter of 2008. The decline in the year-to-date results for 2009 was attributable to the increase in FDIC deposit insurance premiums to $760,000, which includes $370,000 in special deposit assessments for the first six months of 2009 compared to $28,000 in the comparable period of 2008. Partially offsetting the significant deposit insurance costs were gains on sales of investments totaling $458,000 for the six months ending June 30, 2009 as compared to none in the comparable period of 2008.
The Company recorded a provision for loan losses of $460,000 in the second quarter of 2009 as compared to $400,000 recorded for the second quarter of 2008. The increase in the provision for loan losses in 2009 is due to continued corporate and retail loan growth coupled with an increase in non-performing loans. Annualized net loan charge-offs as a percentage of average loans totaled 8 basis points for the first six months of 2009 as compared to 4 basis points in the comparable period in 2008.
The Company’s net interest margin decreased to 2.50% for the first six months of 2009 from 2.53% for the first six months of 2008. The decrease in the net interest margin is caused by assets repricing lower more quickly than liabilities as the general level of interest rates fall. The downward pressure on the net interest margin has been partially offset by a shift in the mix of assets as higher yielding loans replace maturing investments.

At June 30, 2009, non-performing loans totaled $4.1 million and 0.82% of total loans as compared to $2.6 million and 0.58%, respectively, as of December 31, 2008. The allowance for loan losses in total and as a proportion of total loans, equaled $6.4 million and 1.28%, respectively, as compared to $5.9 million and 1.30%, respectively, as of December 31, 2008. Non-performing assets, which include non-performing loans and other real estate owned, totaled $4.3 million at June 30, 2009 for an increase of $1.5 million from December 31, 2008. Most of the $1.5 million increase resulted from one loan collateralized by real estate that was previously used as a new automobile dealership and has since ceased operation. As the property is no longer an income generating property, the Bank placed the loan on non-performing status even though it was not past due more than 90 days. Total loan delinquencies under 90 days at June 30, 2009 totaled $2.1 million, compared to $500,000 at December 31, 2008.
The Company also announced today a quarterly cash dividend of $0.05 per share to be paid on August 20, 2009 to shareholders of record as of August 6, 2009. This dividend represents a 2.0% annualized dividend yield based on the closing stock price of $9.98 on July 22, 2009.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Six months ended

(For the periods ending)	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Performance ratios (annualized):
Efficiency ratio	65.60%	62.98%	68.42%	63.65%
Return on average assets	0.55%	0.55%	0.53%	0.56%
Return on average stockholders equity	5.81%	6.26%	5.64%	6.15%
Net interest margin	2.52%	2.54%	2.50%	2.53%
Interest rate spread (int. bearing only)	2.17%	2.16%	2.15%	2.11%

Dividends paid per share during period	$0.05	$0.14	$0.20	$0.28

(At)		June 30, 2009	Dec. 31, 2008	June 30, 2008

	“Well Capitalized” Minimums

Capital Ratios:
Stockholders’ equity to total assets	N/A	9.37%	9.48%	8.29%
RiverBank Tier 1 leverage ratio	5.0%	8.14%	8.18%	8.62%

Risk-Based Capital Ratio:
LSB Corporation Tier 1 risk-based	6.0%	12.72%	13.30%	12.20%
RiverBank Tier 1 risk-based	6.0%	11.55%	11.83%	12.19%
RiverBank total risk-based	10.0%	12.73%	12.97%	13.27%

Asset Quality:
Allowance for loan losses as a percent of total loans		1.28%	1.30%	1.28%
Allowance as a percent of non-performing loans		154.60%	225.83%	360.00%
Non-performing loans as a percent of total loans		0.82%	0.58%	0.36%
Non-performing assets as a percent of total assets		0.54%	0.36%	0.30%

Per Share Data:
Book value per share including CPP		$16.50	$16.14	$13.26
Book value per share excluding CPP		$13.15	$12.78	$13.26
Tangible book value per share including CPP		$15.57	$15.40	$13.36
Tangible book value per share excluding CPP		$12.22	$12.04	$13.36

LSB Corporation
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	June 30, 2009	Dec. 31, 2008	June 30, 2008

Retail loans	$150,194	$134,079	$123,787
Corporate loans	351,552	318,542	285,832

Total loans	501,746	452,621	409,619

Allowance for loan losses	(6,399)	(5,885)	(5,238)

Investments available for sale	228,920	264,561	255,401
FHLB stock	11,825	11,825	11,683

Total investments	240,745	276,386	267,084
Federal funds sold	17,916	6,469	13,067
Other assets	34,146	31,733	28,267

Total assets	$788,154	$761,324	$712,799

Core deposits	$202,029	$177,639	$177,634
Term deposits	246,702	231,024	194,646

Total deposits	448,731	408,663	372,280
Borrowed funds	261,194	276,490	277,463
Other liabilities	4,385	4,029	3,995

Total liabilities	714,310	689,182	653,738

Total stockholders’ equity	73,844	72,142	59,061

Total liabilities and stockholders’ equity	$788,154	$761,324	$712,799

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended

(For the period ended)	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Interest income	$10,087	$9,560	$20,132	$18,843
Interest expense	5,359	5,335	10,832	10,730

Net interest income	4,728	4,225	9,300	8,113
Provision for loan losses	460	400	700	505

Net interest income after provision for loan losses	4,268	3,825	8,600	7,608
Gain on sales of investments	232	—	458	—
Other non-interest income	542	510	1,047	1,004
Salary & employee benefits expense	1,627	1,631	3,370	3,270
Other non-interest expense	1,830	1,351	3,709	2,533

Total non-interest expense	3,457	2,982	7,079	5,803

Net income before income taxes	1,585	1,353	3,026	2,809
Income tax expense	524	410	1,001	950

Net income before preferred stock dividends and accretion	1,061	943	2,025	1,859
Preferred stock dividends and accretion	(215)	—	(374)	—

Net income available to common shareholders	$846	$943	$1,651	$1,859

Basic earnings per common share	$0.19	$0.21	$0.36	$0.41

Diluted earnings per common share	$0.19	$0.21	$0.36	$0.41

End of period common shares outstanding	4,474,286	4,454,941	4,474,286	4,454,941

Weighted average common shares outstanding:

Basic	4,471,382	4,459,710	4,471,163	4,476,523

Diluted	4,473,065	4,481,803	4,472,045	4,500,074